American Safety Insurance Holdings, Ltd.

Reports Net Earnings of $6.9 Million

HAMILTON, Bermuda, July 29, 2009 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $6.9 million for the three months ended June 30, 2009, or $0.66 per diluted share, as compared to $6.8 million, or $0.63 per diluted share, for the same period of 2008.

Financial highlights for the quarter included:

•	Gross premiums written decreased 22% to $56.7 million.
•	Net premiums written decreased 25% to $42.9 million.
•	Net premiums earned decreased 14% to $41.6 million.
•	Investment income increased 6% to $7.7 million.
•	Cash flow from operations was $33.1 million compared to $2.4 million for the same period in 2008.
•	Combined ratio decreased to 97.0% compared to 103.7% for the same period of 2008.
•	Loss ratio decreased to 58.1% compared to 63.1% for the same period of 2008.
•	Expense ratio decreased to 38.9% from 40.6% for the same period of 2008.
•	Annualized return on average equity increased to 12.0% from 11.2% for the same period of 2008.
•	Book value increased to $23.80 per outstanding share and $22.96 per diluted share compared to $21.12 and $20.55, respectively, as of December 31, 2008.

Second Quarter Results

The increase in net earnings in the second quarter as compared to the 2008 quarter resulted from improved underwriting results, higher fee income and increased investment income, partially offset by a higher effective tax rate.

Revenues for the quarter decreased 10.2% to $50.8 million from $56.6 million in the 2008 quarter, due primarily to decreased net premiums earned. Net premiums earned totaled $41.6 million, a decrease of $6.5 million, resulting from a decline in the construction line of business and assumed reinsurance. The decline in our construction line was driven by the slow economy and our continued exercise of underwriting discipline in a competitive market. The decline in assumed reinsurance reflects the positive impact of a non-recurring assumed reinsurance transaction in the 2008 quarter. Eliminating the effect of this reinsurance transaction, second quarter net premiums earned declined 6% as compared to the 2008 quarter. Investment income totaled $7.8 million, an increase of $0.4 million, due to growth in the investment portfolio as a result of positive cash flow. The increased cash flow for the quarter was driven by lower ceded reinsurance premium payments and the timing of the settlement of investment security transactions. The book yield realized during the quarter on the investment portfolio was 4.4%.

The decrease in the loss ratio for the quarter as compared to the 2008 quarter was due to a combination of the mix of business and $1.5 million in adverse reserve development in the 2008 quarter in the environmental line. We had no prior year reserve development in the 2009 quarter. The expense ratio decline for the quarter is driven primarily by lower acquisition costs in the assumed reinsurance line of business. Corporate and other expenses increased by $2.6 million as the 2008 quarter included the impact of a $2.8 million reduction in accrued warranty expense related to our former real estate project in Florida.

Year to Date Results

Net earnings for the six months ended June 30, 2009 were $12.5 million, or $1.19 per diluted share, compared to $12.8 million, or $1.18 per diluted share for the same period in 2008. Results in 2009 were impacted by a higher effective tax rate and lower realized gains, partially offset by improved underwriting results, higher fee income and increased investment income.

Total revenues for the six-month period increased by $1.0 million primarily due to increased investment income and higher fee income in the Company’s alternative risk transfer segment.

The combined ratio for the six months ended June 30, 2009 was 99.1%, composed of a 59.4% loss ratio and a 39.7% expense ratio. The 2008 combined ratio was 102.2%, with a loss ratio of 60.8% and an expense ratio of 41.4%. The decrease in loss ratio was due to the combination of the mix of business and $1.5 million in adverse reserve development in 2008 in the environmental line, compared to no prior year reserve development in the 2009 period. The expense ratio reduction resulted from lower acquisition costs in the assumed reinsurance line of business.

Invested assets increased 9% to $733 million at June 30, 2009 from December 31, 2008. The book yield realized during the six months on the investment portfolio was 4.4%. Book value at June 30, 2009 increased 12.7% to $23.80 per outstanding share and 11.7% to $22.96 per diluted share as compared to December 31, 2008.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said, “We are encouraged by the second quarter results following a solid first quarter. In particular, the continued improvement in the Company’s expense and loss ratios confirms that initiatives we have taken are positively impacting results. I am particularly pleased with our results given both a difficult economy and competitive insurance environment. Based on the six month results, we are revising our combined ratio estimate for the full year to 100% to 102%, from 102% to 104%.”

Conference Call

A conference call to discuss second quarter 2009 results is scheduled for Thursday, July 30, 2009 at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.com. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call. A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements and non-GAAP financial measures. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) VIII by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.
Investor Relations
Stephen R. Crim
scrim@amsafety.bm
(441) 296-8560

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(dollars in thousands )

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
PREMIUM SUMMARY
Gross Premiums Written:
Excess and Surplus Lines Segment
Environmental	$10,405	$ 13,085	$ 22,818	$ 26,332
Construction	6,314	11,206	10,841	20,070
Products Liability	2,233	1,748	4,216	3,113
Excess	1,447	1,869	3,308	4,330
Property	2,736	2,441	5,187	4,290
Surety	3,153	2,594	5,754	4,619
Healthcare	3,382	3,362	6,385	5,103
Total Excess and Surplus Lines Segment	29,670	36,305	58,509	67,857

Alternative Risk Transfer Segment:
Specialty Programs	17,228	16,224	30,884	30,498
Total Alternative Risk Transfer Segment	17,228	16,224	30,884	30,498

Assumed Reinsurance Segment	9,830	20,102	18,228	28,628

Total Gross Premiums Written	$56,728	$ 72,631	$107,621	$ 126,983

Net Premiums Written:
Excess and Surplus Lines Segment
Environmental	$ 8,712	$ 9,694	$ 18,825	$ 18,620
Construction	5,255	8,689	8,978	14,902
Products Liability	1,879	1,411	3,530	2,491
Excess	243	410	499	632
Property	2,424	1,715	4,210	3,012
Surety	2,192	1,980	4,068	3,677
Healthcare	2,198	2,185	4,150	3,317
Total Excess and Surplus Lines Segment	22,903	26,084	44,260	46,651

Alternative Risk Transfer Segment
Specialty Programs	10,154	11,055	19,644	20,469
Total Alternative Risk Transfer Segment	10,154	11,055	19,644	20,469

Assumed Reinsurance Segment	9,848	20,102	18,732	28,628

Total Net Premiums Written	$42,905	$57,241	$82,636	$95,748

Net Premiums Earned:
Excess and Surplus Lines Segment
Environmental	$ 9,451	$ 9,223	$ 18,406	$ 17,829
Construction	6,052	10,335	12,597	20,688
Products Liability	1,482	1,168	2,863	2,183
Excess	207	183	641	363
Property	1,647	1,029	3,133	1,755
Surety	2,233	1,726	4,234	3,352
Healthcare	2,296	637	4,559	721
Total Excess and Surplus Lines Segment	23,368	24,301	46,433	46,891

Alternative Risk Transfer Segment
Specialty Programs	9,836	9,422	20,496	17,188
Total Alternative Risk Transfer Segment	9,836	9,422	20,496	17,188

Assumed Reinsurance Segment	8,391	14,419	19,346	22,112

Total Net Premiums Earned	$41,595	$48,142	$86,275	$86,191

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(in thousands except per share data and percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
INCOME STATEMENT DATA: Revenues:
Direct premiums earned	$ 50,401	$47,903	$ 101,179	$ 94,271
Assumed premiums earned	9,056	14,419	20,096	22,113
Ceded premiums earned	(17,868)	(14,180)	(35,006)	(30,193)
Net premiums earned	41,589	48,142	86,269	86,191

Net investment income	7,729	7,316	15,519	14,643
Net realized gains	281	291	237	795
Fee income	1,185	791	2,118	1,518
Other income	66	16	84	30
Total revenues	50,850	56,556	104,227	103,177

Expenses:
Losses and loss adjustment expenses	24,175	30,380	51,248	52,410
Acquisition expenses	8,873	11,962	19,077	21,038
Payroll and related expenses	5,704	5,374	11,521	9,859
Other underwriting expenses	2,766	3,000	5,795	6,316
Interest Expense	810	824	1,551	1,655
Corporate and other expenses	744	(1,882)	1,425	(1,306)
Total expenses	43,072	49,658	90,617	89,972

Earnings before income taxes	7,778	6,898	13,610	13,205
Income taxes	766	95	974	243
Net earnings before noncontrolling interest	7,012	6,803	12,636	12,962
Less: Net earnings attributable to the noncontrolling interest	93	14	172	152

Net earnings	$6,919	$6,789	$12,464	$12,810

Net earnings per share:
Basic	$0.67	$0.64	$1.21	$1.21
Diluted	$0.66	$0.63	$1.19	$1.18

Weighted average number of shares outstanding:
Basic	10,302,511	10,543,397	10,294,390	10,619,552
Diluted	10,523,511	10,803,446	10,515,391	10,896,841

Loss Ratio	58.1%	63.1%	59.4%	60.8%
Expense Ratio	38.9%	40.6%	39.7%	41.4%
GAAP combined ratio	97.0%	103.7%	99.1%	102.2%

	As of
BALANCE SHEET DATA:	6/30/2009	12/31/2008
	(unaudited)
Total investments	$733,395	$ 673,739
Total assets	1,086,901	1,026,364
Unpaid losses and loss adjustment expenses	605,478	586,647
Total liabilities	838,300	806,242
Total shareholders' equity	245,189	217,024

Book value per share	$23.80	$21.12